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                           February 10, 2021

       Michael D. Prinn
       Chief Financial Officer
       SEACHANGE INTERNATIONAL INC
       500 Totten Pond Road
       Waltham, MA 02451

                                                        Re: SEACHANGE
INTERNATIONAL INC
                                                            Registration
Statement on Form S-3
                                                            Filed February 5,
2021
                                                            File No. 333-252777

       Dear Mr. Prinn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Beverly
Singleton at (202) 551-3328 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing